Exhibit 99.1

IDT Corporation Reports Second Quarter Fiscal 2015 Results

NEWARK, NJ — March 9, 2015: IDT Corporation (NYSE: IDT) reported diluted earnings per share (EPS) of $0.11 and an increase in Non-GAAP diluted EPS* to $0.33 on revenue of $394.2 million for the second quarter of its fiscal year 2015, the three months ended January 31, 2015.

SECOND QUARTER FISCAL 2015 CONSOLIDATED HIGHLIGHTS*

•	Revenue decreased to $394.2 million from $406.4 million;

•	Direct costs decreased to $328.7 million from $335.3 million;

•	SG&A expense was essentially flat at $57.4 million compared to $57.3 million;

•	Adjusted EBITDA* decreased to $8.0 million from $11.3 million;

•	Income from operations decreased to $3.7 million from $7.6 million;

•	Net income attributable to IDT remained unchanged at $2.5 million;

•	Diluted EPS remained unchanged at $0.11;

•	Non-GAAP net income* increased to $7.5 million from $6.4 million;

•	Non-GAAP diluted EPS* increased to $0.33 from $0.28;

•	Net cash provided by operating activities was $12.7 million, compared to net cash used by operating activities of $1.9 million.

Shmuel Jonas, IDT’s Chief Executive Officer, said, “Our core telecommunications segment performed to expectations, generating $11.1 million in Adjusted EBITDA, led by our flagship Boss Revolution calling service, which achieved solid 14% revenue growth year over year. Meanwhile, we are making good progress on our international money transfer business and other important long term growth initiatives, such as the addition of new features and services to our Boss Revolution app including instant messaging, which is scheduled for release later this calendar year.”

*Throughout this release, unless otherwise noted, results are for 2Q15 and are compared to 2Q14. Non-GAAP diluted EPS, Non-GAAP net income and Adjusted EBITDA for all periods presented are non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliation to the most directly comparable GAAP measure.

2Q15 OPERATING RESULTS BY SEGMENT*

TPS

IDT’s Telecom Platform Services (TPS) segment accounted for 98.7% of IDT’s revenue in 2Q15. TPS markets and distributes multiple communications and payment services across four broad business verticals: Retail Communications, Wholesale Termination Services, Payment Services and Hosted Platform Solutions.

TPS’ minutes of use increased to 7.53 billion from 7.36 billion (+2.3%). TPS’ 2Q15 revenue was $389.0 million, a decrease from $398.1 million (-2.3%) in the year ago quarter.

•	Retail Communications’ revenue increased to $181.3 million from $169.8 million (+6.8%). Sales of international calling services on the Boss Revolution platform increased 14.3% year over year primarily due to growth in the number of active Boss Revolution customers, partially offset by a decline in revenue per customer. Boss Revolution calling services growth more than offset continued declines in revenue from the sale of traditional disposable prepaid calling cards in the U.S. and Europe. Retail Communications’ revenue comprised 46.6% of TPS’ total revenue in 2Q15.

•	Wholesale Termination Services’ minutes of use grew by 3.5% compared to the year ago quarter. Revenue was $147.8 million, a decrease from $167.8 million (-11.9%) in 2Q14. Compared to the year ago quarter, arbitrage pricing opportunities in Latin America resulting from disparities in local currency exchange rates continued to decline. In addition, sales denominated in foreign currencies, particularly the Euro, were negatively impacted by the stronger U.S. dollar. Finally, the overall traffic mix tilted towards lower revenue but higher margin per minute destinations. Wholesale Termination Services’ revenue comprised 38.0% of TPS’ total revenue in 2Q15.

•	Payment Services’ revenue was $50.0 million, an increase from $48.9 million (+2.2%) in 2Q14. The year over year increase is due primarily to more aggressive pricing on international airtime top-up sales. Revenue from IDT’s international money transfer business was not yet material, although it contributed to the revenue increase. Payment Services revenue comprised 12.8% of total TPS revenue in 2Q15.

•	Hosted Platform Solutions’ revenue was $9.9 million, a decrease from $11.6 million (-14.8%) in 2Q14. Within IDT’s cable telephony business, IDT renewed multi-year contracts with key cable telephony customers in the second half of fiscal 2014, but at lower rates, reflecting the long-term decline in the underlying costs of hosted telephony services. Hosted Platform Solutions’ revenue comprised 2.6% of total TPS revenue in 2Q15.

TPS’ direct cost of revenue as a percentage of TPS’ revenue was 84.2% in 2Q15, an increase of 50 basis points year over year. This increase was caused primarily by the loss of revenue from the relatively high margin South American arbitrage opportunity, by the decline in margin contribution from the cable telephony business, and by margin pressure on airtime top-up offerings.

TPS’ SG&A expense increased to $50.5 million from $49.5 million (+1.9%) in 2Q14 due primarily to higher marketing and advertising expense and to higher levels of investment in the Company’s international money transfer service business.

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TPS’ Adjusted EBITDA decreased to $11.1 million from $15.5 million (-28.1%) in 2Q14, primarily reflecting the decrease in Wholesale Termination Services and Hosted Platform Solutions’ revenue and the increase in SG&A expense.

TPS’ depreciation and amortization expense increased to $3.9 million compared to $3.4 million (+15.0%) in 2Q14, due to increased capital investment in recent quarters in new products, including IDT Messaging, Net2Phone Office, and feature-rich enhancements to the Boss Revolution app.

TPS’ income from operations in 2Q15 decreased to $6.9 million from $12.4 million (-44.6%) in 2Q14.

CPS

Consumer Phone Services (CPS) sells local and long distance services in the United States. CPS has been in harvest mode since fiscal 2006 -- maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business.

CPS’ revenue in 2Q15 was $2.2 million compared to $2.9 million (-21.3%) in 2Q14. Income from operations was $307 thousand compared to $421 thousand. The results were in line with expectations.

All Other

All Other’s results for 2Q15 include Zedge - a popular platform for mobile phone consumers to obtain free customization content, IDT’s real estate holdings and other small businesses. Zedge’s results were previously reported separately. All Other’s results previously included Fabrix, a software development company specializing in highly efficient cloud-based video processing, storage and delivery. In early October 2014, IDT sold its majority stake in Fabrix. Consequently, Fabrix’s operations were consolidated in all prior periods up to the first two months of 1Q15, at which point Fabrix was deconsolidated.

Zedge’s app, available on Android, iOS and Windows Mobile, boasts more than 130 million installs. Zedge has averaged among the top twenty most popular apps in the Google Play store in the U.S. for the last five years and is currently in the top five most popular free apps in the iTunes Entertainment category. As a result of Zedge’s large, active user base, it is able to offer advertisers, game developers, musicians and artists a scalable, non-incentivized, user acquisition platform with global reach. Zedge’s revenue was $2.4 million, a 39.0% increase from $1.7 million in 2Q14.

All Other’s revenue, including Zedge, was $3.0 million, a decrease from $5.5 million (-45.9%) in 2Q14. In the year ago quarter, Fabrix contributed $3.3 million to All Other’s aggregate revenue. All Other’s loss from operations was $602 thousand compared to a loss from operations of $1.3 million in 2Q14, which included a loss from operations of $1.1 million generated by Fabrix.

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OTHER CONSOLIDATED RESULTS*

Consolidated results for all periods presented include corporate overhead. In 2Q15, Corporate general & administrative expense decreased to $2.8 million compared to $3.9 million (-27.2%) in the year ago quarter.

Following the close of 2Q15, IDT completed a reduction of approximately 7% in its global compensation costs. This cost-cutting initiative is expected to reduce IDT’s current annual SG&A run rate by approximately $10 million. As a result of this reduction in headcount, the Company expects to incur severance expense of approximately $6.6 million in 3Q15.

Adjusted EBITDA on a consolidated basis in 2Q15 was $8.0 million compared to $11.3 million in 2Q14, reflecting primarily the decline in Adjusted EBITDA generated by TPS, partially offset by the reduction in corporate G&A expense. Income from operations was $3.7 million compared to $7.6 million in 2Q14.

Net income in 2Q15 was $2.5 million and diluted EPS was $0.11, unchanged from the year ago quarter.

As of January 31, 2015, IDT had $152.2 million in unrestricted cash, cash equivalents and marketable securities. In addition, IDT had $69.2 million in current restricted cash and cash equivalents, which included $65.7 million in customer deposits held by IDT’s Gibraltar-based bank. Notes payable, consisting of a mortgage on real estate, totaled $6.5 million. Total current assets were $334.1 million and total current liabilities were $331.4 million.

Net cash provided by operating activities during 2Q15 was $12.7 million, compared to net cash used by operating activities of $1.9 million during 2Q14. For the same periods, capital expenditures were $7.8 million and $4.2 million, respectively.

DIVIDENDS

Following the sale of its Fabrix Systems business, IDT paid special dividends to holders of its Class A and Class B common stock, of $0.68 per share and $0.64 per share in November 2014 and January 2015, respectively. Separately, in December 2014, the Company raised its quarterly dividend to $0.18 per share. In aggregate, IDT distributed $34.9 million to its shareholders during 2Q15.

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The Board of Directors of IDT has declared a dividend of $0.18 per share for the second quarter of its fiscal year 2015. The dividend will be paid on or about March 27, 2015 to Class A and Class B common stockholders of record as of the close of business on March 20, 2015. The ex-dividend date will be March 18, 2015. This distribution will be treated as an ordinary dividend for tax purposes.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

IDT will host an earnings conference call beginning at 5:30 PM ET today with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-877-300-8521 (from U.S.) or 1-412-317-6026 (international) and request the IDT Corporation call.

An audio replay of the conference call will be available one hour after the call concludes through March 16, 2015 by dialing 1-877-870-5176 (toll free from the U.S.) or 1-858-384-5517 (international) and providing the conference code: 10059848. The replay will also be available by streaming from the IDT website investor relations site: www.idt.net/ir shortly after the call concludes.

ABOUT IDT CORPORATION

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides retail telecommunications and payment services to help immigrants and the under-banked conveniently and inexpensively communicate and share resources around the world. IDT Telecom’s wholesale business is a leading global carrier of international long distance calls. IDT also holds a majority interest in Zedge (www.zedge.net), developer of the popular, eponymous app for mobile content discovery and acquisition. For more information on IDT, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

5

IDT CORPORATION
CONSOLIDATED BALANCE SHEETS

	January 31, 2015	July 31, 2014
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$133,141	$153,823
Restricted cash and cash equivalents—short-term	69,197	65,706
Marketable securities	19,041	12,873
Trade accounts receivable, net of allowance for doubtful accounts of $6,123 at January 31, 2015 and $11,507 at July 31, 2014	55,796	69,330
Receivable from sale of interest in Fabrix Systems Ltd.	28,290	—
Prepaid expenses	16,253	21,799
Deferred income tax assets, net—current portion	2,026	2,953
Other current assets	10,377	12,381

Total current assets	334,121	338,865
Property, plant and equipment, net	86,235	81,760
Goodwill	14,446	14,830
Other intangibles, net	1,490	1,742
Investments	11,376	10,008
Restricted cash and cash equivalents—long-term	—	2,763
Deferred income tax assets, net—long-term portion	14,733	16,248
Other assets	18,002	14,715
Total assets	$480,403	$480,931

Liabilities and equity
Current liabilities:
Revolving credit loan payable	$—	$13,000
Trade accounts payable	30,186	42,135
Accrued expenses	137,920	142,528
Deferred revenue	87,753	101,165
Customer deposits	64,555	62,685
Income taxes payable	401	732
Notes payable—current portion	6,492	271
Other current liabilities	4,119	5,468

Total current liabilities	331,426	367,984
Notes payable—long-term portion	—	6,353
Other liabilities	1,829	5,430

Total liabilities	333,255	379,767
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at January 31, 2015 and July 31, 2014	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 24,849 and 24,587 shares issued and 21,869 and 21,653 shares outstanding at January 31, 2015 and July 31, 2014, respectively	248	246
Additional paid-in capital	399,325	392,858
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,980 and 2,934 shares of Class B common stock at January 31, 2015 and July 31, 2014, respectively	(100,545)	(99,841)
Accumulated other comprehensive (loss) income	(192)	3,668
Accumulated deficit	(152,950)	(196,725)

Total IDT Corporation stockholders’ equity	145,919	100.239
Noncontrolling interests	1,229	925

Total equity	147,148	101,164

Total liabilities and equity	$480,403	$480,931

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IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2015	2014	2015	2014
	(in thousands, except per share data)
Revenues	$394,173	$406,423	$807,051	$827,093
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	328,737	335,258	672,544	685,577
Selling, general and administrative (i)	57,394	57,285	114,392	115,040
Depreciation and amortization	4,440	4,059	8,845	7,955
Research and development	—	2,597	1,656	4,873
Severance	351	—	1,899	—

Total costs and expenses	390,922	399,199	799,336	813,445
Gain on sale of interest in Fabrix Systems Ltd.	484	—	75,629	—
Other operating gains, net	—	350	—	1,209

Income from operations	3,735	7,574	83,344	14,857
Interest (expense) income, net	(40)	105	(131)	80
Other income (expense), net	967	(3,065)	2,290	(3,614)

Income before income taxes	4,662	4,614	85,503	11,323
Provision for income taxes	(1,905)	(1,641)	(2,392)	(4,300)

Net income	2,757	2,973	83,111	7,023
Net income attributable to noncontrolling interests	(247)	(438)	(445)	(965)

Net income attributable to IDT Corporation	$2,510	$2,535	$82,666	$6,058

Earnings per share attributable to IDT Corporation common stockholders:
Basic	$0.11	$0.12	$3.63	$0.28
Diluted	$0.11	$0.11	$3.57	$0.27

Weighted-average number of shares used in calculation of earnings per share:
Basic	22,818	21,572	22,783	21,305
Diluted	23,225	22,743	23,155	22,827

Dividends declared per common share	$0.82	$0.17	$1.67	$0.17

(i) Stock-based compensation included in selling, general and administrative expenses	$2,172	$1,632	$3,020	$4,127

7

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended January 31,
	2015	2014
	(in thousands)
Operating activities
Net income	$83,111	$7,023
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,845	7,955
Deferred income taxes	2,441	2,614
Provision for doubtful accounts receivable	35	548
Gain on sale of interest in Fabrix Systems Ltd.	(75,629)	—
Gain on proceeds from insurance	—	(571)
Realized loss on marketable securities	54	—
Interest in the equity of investments	(1,459)	(852)
Stock-based compensation	3,020	4,127
Change in assets and liabilities:
Restricted cash and cash equivalents	(7,912)	(19,077)
Trade accounts receivable	3,285	3,465
Prepaid expenses, other current assets and other assets	5,787	(2,119)
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(7,478)	(23,300)
Customer deposits	8,193	22,777
Income taxes payable	(292)	665
Deferred revenue	(1,047)	5,873
Net cash provided by operating activities	20,954	9,128
Investing activities
Capital expenditures	(13,946)	(7,847)
Proceeds from sale of interest in Fabrix Systems Ltd, net of cash and cash equivalents sold.	36,039	—
Purchase of investments	(125)	—
Proceeds from sale and redemption of investments	43	1,019
Proceeds from insurance	—	571
Purchases of marketable securities	(18,382)	(11,631)
Proceeds from maturities and sales of marketable securities	12,104	10,094
Net cash provided by (used in) investing activities	15,733	(7,794)
Financing activities
Dividends paid	(38,891)	(5,754)
Distributions to noncontrolling interests	(750)	(626)
Purchases of stock of subsidiary	—	(1,133)
Proceeds from exercise of stock options	2,896	528
Proceeds from revolving credit loan payable	—	30,000
Repayments of revolving credit loan payable and other borrowings	(13,132)	(36,187)
Repurchases of Class B common stock	(703)	(955)
Net cash used in financing activities	(50,580)	(14,127)
Effect of exchange rate changes on cash and cash equivalents	(6,789)	(646)
Net decrease in cash and cash equivalents	(20,682)	(13,439)
Cash and cash equivalents at beginning of period	153,823	151,600
Cash and cash equivalents at end of period	$133,141	$138,161
Supplemental schedule of non-cash investing and financing activities
Net liabilities excluding cash and cash equivalents of Fabrix Systems Ltd. sold	$14,333	$—
Adjustment to liabilities in connection with the Straight Path Spin-Off	$—	$1,624

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Reconciliation of Non-GAAP Financial Measures for the Second Quarter Fiscal 2015

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for the second quarters of fiscal 2015 and 2014, Adjusted EBITDA, non-GAAP net income and non-GAAP diluted earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income from operations, add depreciation and amortization, and severance expense, and subtract the gain on the sale of interest in Fabrix Systems Ltd. and other operating gains.

IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds depreciation and amortization, severance expense, and stock-based compensation, and subtracts the gain on the sale of interest in Fabrix Systems Ltd. and other operating gains.

IDT’s measure of non-GAAP diluted EPS is calculated by dividing non-GAAP net income by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2015 and fiscal 2014 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

Severance expense is also excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Gain on the sale of interest in Fabrix Systems Ltd. and other operating gains, net, which are components of income (loss) from operations, are excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. From time-to-time, IDT will select and incubate promising early stage businesses outside of its core business for eventual sale or spin-off to its stockholders. Also, IDT has insurance claims and settlements of claims from time-to-time, and has a number of matters under litigation. However, these gains and losses do not occur each quarter nor are they part of IDT’s or the relevant segment’s core operating results.

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The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, (b) for non-GAAP net income, net income and, (c) for non-GAAP EPS, basic and diluted earnings per share.

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IDT Corporation Reconciliation of Adjusted EBITDA to Net Income (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended January 31, 2015 (2Q15)
Adjusted EBITDA	$8.0	$11.1	$0.3	$(0.6)	$(2.8)
Subtract (Add):
Depreciation and amortization	4.4	3.9	-	0.5	-
Severance expense	0.4	0.3	-	-	-
Gain on sale of interest in Fabrix Systems Ltd.	(0.5)	-	-	(0.5)	-
Income (loss) from operations	3.7	$6.9	$0.3	$(0.6)	$(2.8)
Other income, net	1.0
Income before income taxes	4.7
Provision for income taxes	(1.9)
Net income	2.8
Net income attributable to noncontrolling interests	(0.3)
Net income attributable to IDT Corporation	$2.5

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended October 31, 2014 (1Q15)
Adjusted EBITDA	$10.4	$11.0	$0.4	$2.0	$(2.9)
Subtract (Add):
Depreciation and amortization	4.4	3.8	-	0.6	-
Severance expense	1.5	1.5	-	-	-
Gain on sale of interest in Fabrix Systems Ltd.	(75.1)	-	-	(75.1)	-
Income (loss) from operations	79.6	$5.7	$0.4	$76.5	$(2.9)
Interest expense, net	(0.1)
Other income, net	1.3
Income before income taxes	80.8
Provision for income taxes	(0.4)
Net income	80.4
Net income attributable to noncontrolling interests	(0.2)
Net income attributable to IDT Corporation	$80.2

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended January 31, 2014 (2Q14)
Adjusted EBITDA	$11.3	$15.5	$0.4	$(0.7)	$(3.9)
Subtract (Add):
Depreciation and amortization	4.1	3.4	-	0.6	-
Other operating gain	(0.4)	(0.4)	-	-	-
Income (loss) from operations	7.6	$12.4	$0.4	$(1.3)	$(3.9)
Interest income, net	0.1
Other expense, net	(3.1)
Income before income taxes	4.6
Provision for income taxes	(1.6)
Net income	3.0
Net income attributable to noncontrolling interests	(0.4)
Net income attributable to IDT Corporation	$2.5

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IDT Corporation Reconciliation of Adjusted EBITDA to Net Income (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Six Months Ended January 31, 2015
Adjusted EBITDA	$18.5	$22.1	$0.7	$1.4	$(5.8)
Subtract (Add):
Depreciation and amortization	8.8	7.7	-	1.1	-
Severance expense	1.9	1.9	-	-	-
Gain on sale of interest in Fabrix Systems Ltd.	(75.6)	-	-	(75.6)	-
Income (loss) from operations	83.3	$12.5	$0.7	$75.9	$(5.8)
Interest expense, net	(0.1)
Other income, net	2.3
Income before income taxes	85.5
Provision for income taxes	(2.4)
Net income	83.1
Net income attributable to noncontrolling interests	(0.4)
Net income attributable to IDT Corporation	$82.7

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Six Months Ended January 31, 2014
Adjusted EBITDA	$21.6	$30.3	$0.8	$(1.2)	$(8.4)
Subtract (Add):
Depreciation and amortization	8.0	6.7	-	1.3	-
Other operating gains, net	(1.2)	(0.7)	-	(0.6)	0.1
Income (loss) from operations	14.9	$24.3	$0.8	$(1.8)	$(8.5)
Interest income, net	0.1
Other expense, net	(3.6)
Income before income taxes	11.3
Provision for income taxes	(4.3)
Net income	7.0
Net income attributable to noncontrolling interests	(1.0)
Net income attributable to IDT Corporation	$6.1

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IDT Corporation

Reconciliations of Net Income to Non-GAAP Net Income and Earnings Per Diluted Share to Non-GAAP Diluted EPS

(unaudited)

in millions, except per share data

Figures may not foot due to rounding to millions.

	2Q15	1Q15	2Q14	Six Months Ended January 31, 2015	Six Months Ended January 31, 2014

Net income	$2.8	$80.4	$3.0	$83.1	$7.0
Adjustments (add) subtract:
Stock-based compensation	(2.2)	(0.8)	(1.6)	(3.0)	(4.1)
Depreciation and amortization	(4.4)	(4.4)	(4.1)	(8.8)	(8.0)
Gain on sale of interest in Fabrix Systems Ltd.	0.5	75.1	-	75.6	-
Other operating gains, net	-	-	0.4	-	1.2
Severance expense	(0.4)	(1.5)	-	(1.9)	-
Total adjustments	(6.4)	68.4	(5.3)	61.9	(10.9)
Income tax effect of total adjustments	1.7	1.5	1.9	3.3	4.1
	4.7	69.9	(3.4)	(65.2)	(6.8)
Non-GAAP net income	$7.5	$10.5	$6.4	$17.9	$13.8

Earnings per share:
Basic	$0.11	$3.52	$0.12	$3.63	$0.28
Total adjustments	0.22	(3.06)	0.18	(2.84)	0.37
Non-GAAP EPS - basic	$0.33	$0.46	$0.30	$0.79	$0.65

Weighted-average number of shares used in calculation of basic earnings per share	22.8	22.8	21.6	22.8	21.3

Diluted	$0.11	$3.47	$0.11	$3.57	$0.27
Total adjustments	0.22	(3.01)	0.17	(2.80)	0.33
Non-GAAP EPS - diluted	$0.33	$0.46	$0.28	$0.77	$0.60

Weighted-average number of shares used in calculation of diluted earnings per share	23.2	23.1	22.7	23.2	22.8

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